Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

This REAL ESTATE PURCHASE AND SALE AGREEMENT (“Agreement”) is made effective as of November 30, 2009, among JOYCE LIVESTOCK COMPANY LIMITED PARTNERSHIP, an Idaho limited partnership whose address is 14568 Joyce Rch. Rd. Murphy, Idaho, 83650 (“Seller”), and SILVER FALCON MINING, INC., a Delaware corporation, whose address is 14877 Silver City Rd., Murphy, ID  83650 (“Buyer”) or collectively referred to as the “Parties.”

RECITALS

A.

Seller owns that certain twenty (20.00) acre parcel of land located in Owyhee County, State of Idaho, more particularly described on Exhibit “A” attached hereto (“Real Property, as defined below”).

B.

Buyer would like to purchase the Real Property from the Seller.

C.

Seller hereby accept Buyer’s offer to purchase the Real Property.

AGREEMENTS

NOW THEREFORE, in consideration of the promises, covenants, representations and warranties set forth in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as set forth below:

The parties agree as follows:

1.

PURCHASE AND SALE OF PROPERTY.

1.1.

Property.  Subject to the terms and conditions of this Agreement, the Seller shall sell to the Buyer and the Buyer shall purchase from the Seller the following real property:

1.1.1.

Real Property.  The real property described in the attached Exhibit A, together with all buildings, fixtures and other improvements (“Real Property”).  The real property does not include any of the water rights associated with Seller’s adjacent property; which are that specific stock water right dated April 1, 1865 and identified by Water Right No. 57-10587A and that irrigation and domestic water right dated August 10, 1912 and identified by Water Right No. 57-2048.  Buyer represents and warrants that it is knowledgeable about real estate matters, and will have fully examined and inspected the Real Property to Buyer’s satisfaction prior to Closing.  It is expressly agreed, that other than the specific representations and warranties contained hereafter, neither Seller nor Seller’s agents made any representations or warranties as to the condition of the Real Property including, but not limited to any improvements thereon, the condition or habitability of any buildings or structures, the condition of any levees, soil conditions, flood plain, floodway areas, zooming, building setback lines, environmental conditions, the existence of hazardous waste, use and occupancy restrictions (and violations of any of the foregoing), right of access, or the suitability of the Real Property for Buyer’s intended purpose.  At Closing, Buyer will have examined and inspected the Real Property and shall accept the Real Property with no warranties of any kind with regard to the condition of the Real Property or its fitness for use, other than the specific representations and warranties contained hereafter.  Buyer is purchasing the Real Property “as is” and Buyer assumes all responsibility for any damages caused by the condition of the Real Property upon transfer of title.

1.2.

Included with the Real Property.  The following items shall be included with the Real Property:

1.2.1.

Fifty Foot (50’) Non-Exclusive Ingress/Egress Easement.  Joyce Livestock Company Limited Partnership shall grant a non-exclusive easement across its real property, which is adjacent to the west boundary of the Real Property.  The easement will allow Buyer and Seller, Seller’s successors and guests, access to the Real Property through a fifty (50’) foot ingress/egress easement more particularly described in Exhibit B attached hereto.

1.2.1.1.

Easement Fencing.  In connection with the easement, Buyer agrees to install a cattle guard that will be twenty-five (25) feet wide and sit on concrete footings, across the easement at the entrance to Joyce Livestock Company Limited Partnership’s real property; which is located adjacent to the easement as detailed in Section 1.2.1 above.  The Buyer also agrees to erect livestock-proof fencing around the perimeter of the twenty (2) acres of Real Property Buyer is purchasing from Joyce Livestock Company Limited Partnership.  The livestock-proof fencing shall consist of four (4) barbwires, steel posts that are ten (10) feet apart.  There will also be a three (3) inch well casing installed along the fence at ever fortieth (40th) steel post.  The cattle guard shall be installed before any other construction occurs on the Real Property and the Buyer shall have one (1) year from the date of this agreement to complete the livestock fence.

1.2.2.

License to Build a Road to Access Real Property.  Since the Real Property is surrounded by land owned by Joyce Livestock Company Limited Partnership to the north, east and west and the Bureau of Land Management (“BLM”) to the south, the terms and conditions of this Agreement are contingent upon the BLM providing Buyer with a license to build an access road along the southern boundary of the Real Property and Joyce Livestock Company Limited Partnership’s property.  A copy of the letter from the BLM referencing this license is attached hereto as Exhibit C.

1.3.

Excluded from the Real Property.  There are no exclusions from the Real Property.

1.4.

Purchase Price and Method of Payment. The purchase price for the Property is TWO HUNDRED FIFTY THOUSAND Dollars ($250,000.00) (the “Purchase Price”).  The Purchase Price shall be payable on the Closing Date and shall be paid in immediately available funds as follows:

1.4.1.

Cash Due upon Execution of Agreement.  Upon full execution of this Agreement, Buyer shall deliver to Escrow Agent TWENTY FIVE THOUSAND Dollars ($25,000.00) in immediately available funds.

1.4.2.

Remaining Balance Paid by Promissory Note.  The remaining balance of the Purchase Price is TWO HUNDRED TWENTY FIVE THOUSAND Dollars and no/100 ($225,000.00) in the form of a Promissory Note substantially in the form attached as Exhibit D, executed by Buyer for the benefit of Seller, and delivered to the Escrow Agent.  The first payment under the Promissory Note shall be due upon January 1, 2010.  The Promissory Note shall be secured by a Deed of Trust in substantially the form attached hereto as Exhibit E, encumbering the Real Property.

1.4.2.1.

Seller’s Income Tax & Buyer’s Payment of Income Taxes.  If Seller is charged any income tax as a direct result of interest imputed by the Internal Revenue Service for the Promissory Note, at any time during the course of the ten (10) year term of the Promissory Note, Seller shall notify Buyer of such income taxes in writing and Buyer shall pay Seller for such income taxes within thirty (30) days of receipt of such notice.

1.5.

Conveyance of Title.  Title to the Real Property shall be conveyed by a Warranty Deed in substantially the form attached hereto in Exhibit F.  Title to the Real Property shall be marketable and insurable and shall be free and clear of all liens, encumbrances, and restrictions, exclusive of (i) real property taxes for the current year, which are not due and payable on or before Closing, and (ii) those non-monetary liens, encumbrances, and conditions accepted in writing by Buyer on or before Closing.

1.6.

Title Insurance.

1.6.1.

Commitment.  Buyer shall order a Commitment for Title Insurance (“Commitment”) issued by Pioneer Title Company located at 100 10th Ave., South, Nampa, Idaho 83651, Attn: Barbara Hartley (hereinafter referred to as the “Title Company” or the “Escrow Agent”), covering the Real Property.

1.6.2.

Unapproved Exceptions.  Buyer shall notify Seller of Buyer’s objection to any exception shown in the Commitment (the “Title Objections”) within ten (10) days of Buyer’s receipt of the Commitment, which shall in no event be less than ten (10) days prior to Closing.  This Agreement shall not terminate, and Buyer shall be deemed to have approved the condition of title to the Real Property, unless Buyer notifies Seller in writing that it has elected to terminate this Agreement, in which event all each party shall be fully released and discharged from any further obligations under this Agreement.  Notwithstanding anything to the contrary herein, all monetary liens on the Real Property not expressly assumed by Buyer shall be removed by Seller prior to Closing or, at Seller’s option, may be paid from the Purchase Price and released at Closing.

1.6.3.

Policy. At Closing, the parties shall cause the Title Company to furnish to Buyer an ALTA owner’s standard form of title insurance policy with respect to the Property (“Title Policy”) insuring Buyer in the amount of the Purchase Price against any loss or damage by reason of defect in Buyer’s fee title, subject only to (i) those printed general exceptions contained in the standard form title insurance policy; (ii) real property taxes for the current year which are not due and payable on or before Closing, (iii) liens, encumbrances, and conditions accepted by Buyer on or before Closing, and (iv) encumbrances in favor of Seller granted by Buyer to secure any portion of the Purchase Price, if any.

1.6.4.

Extended Coverage and Endorsements.  Buyer, at its sole cost and expense, shall have the option to obtain extended form coverage and those endorsements it selects, and Seller agrees to assist Buyer in obtaining the same from the Title Company.

1.6.5.

Lender Title Insurance Policy.  At Closing, Seller shall receive a Lender’s Title Insurance Policy from Pioneer Title Company covering the Seller carried portion of the Purchase Price.  The cost of such policy shall be paid by the Seller.

1.7.

Possession.  Seller shall deliver actual possession of the Real Property purchased to Buyer at Closing.

1.8.

Prorated Items.  As of Closing, the following items shall be prorated between Buyer and Seller: (i) taxes and water assessments using the last assessments available prior to Closing; (ii) insurance premiums for insurance purchased by Seller and retained by Buyer; (iii) interest and reserves on liens, encumbrances, and obligations, if any, expressly assumed in writing by Buyer; and (iv) utilities.

1.8.1.

Payment of Closing Fees.  At Closing, Buyer and Seller shall split all closing costs equally, except the Seller shall pay for the title insurance premium.  Each party shall bear its own costs (including attorneys’ fees) in connection with its negotiation, due diligence investigation and conduct of this transaction.

1.9.

Risk of Loss.  Until Closing, Seller shall assume all risk of loss or damage with respect to the Real Property.

1.10.

Time for Acceptance.  This Agreement shall be null and void and of no force or effect, unless a fully executed original of this Agreement is delivered to and received by the Seller on or before December 15, 2009.

2.

INSPECTIONS.

2.1

Right of Entry.  The Seller shall allow a one (1) day due diligence period commencing upon the Effective Date of this Agreement for Buyer’s inspection prior to acceptance of the Real Property (“Due Diligence Period”).  After the Effective Date of this Agreement, upon Buyer’s request, Seller shall make the Real Property available to Buyer and Buyer’s agents, representatives, consultants, and employees.  Buyer shall have the right to conduct such studies and tests as Buyer may, at Buyer’s sole cost and expense, in Buyer’s sole discretion, deem advisable, including, without limitation, economic, environmental, wetland and engineering studies of the Real Property, and property surveys.  Buyer’s access to the Real Property shall be provided at times mutually agreeable to Buyer and Seller.  Seller reserves the right to have a Seller designated representative present during any inspection or test.  Buyer shall make available to Seller for review and reproduction, all reports, findings, conclusions, expert opinions, or other information derived or produced from such Real Property through Closing.

2.2

Indemnification and Restoration Obligations of Buyer.  Buyer agrees to indemnify, defend and hold harmless Seller from any and all claims for physical damage, injury to persons, and any mechanics’ and materialmen’s liens related to the Real Property arising out of Buyer’s exercise of the license granted in Section 2.1 herein, unless caused by the willful or negligent act or omission of Seller or Seller’s agents, employees, tenants or representatives.  The foregoing indemnification shall not extend to remediation costs, diminution in value of the Real Property or other consequences or conditions existing in or on the Real Property that were not directly caused by the actions of Buyer, and Buyer shall have no obligation to pay for or reimburse Seller for any costs or expenses incurred by Seller or others due to Buyer’s discovery of any hazardous substance on the Real Property.

3.

INFORMATION TO BE PROVIDED BY SELLER.  Within ten (10) business days after the date this Agreement is accepted by the Seller, the Seller shall deliver to the Buyer the following:

3.1.

Contracts.  All contracts of any kind or nature which shall survive the Closing and which relate to the Real Property.

3.2.

Leases.  A copy of all leases relating to the Real Property, together with any amendments to such leases.

3.3.

Permits.  A copy of any and all licenses, certificates, permits, approvals, conditions or similar items, in the Seller’s possession relating to all or any portion of the Real Property.

4.

REPRESENTATIONS, WARRANTIES, AND COVENANTS OF BUYER AND

SELLER.

Buyer represents and warrants to, and covenants with, Seller as follows:

4.1.

Authority of Buyer.  The execution, delivery, and consummation of this Agreement by Buyer has been duly approved in accordance with applicable law and any documents or instruments governing Buyer.  The execution, delivery, and consummation of this Agreement by Buyer will not, with the passage of time, the giving of notice, or otherwise, cause Buyer to be in violation or breach of any law, regulation, contract, agreement, or other restriction to or by which Buyer is subject or bound.

4.2.

Consents.  Except as disclosed in writing to Seller prior to the Closing, no approval or consent of any person, firm, or other entity is required to be obtained by Buyer to permit Buyer to consummate the transactions contemplated by this Agreement.

4.3.

Material Misstatement or Omissions. No representation or warranty made by Buyer in this Agreement or in any document or agreement furnished in connection with this      Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements not misleading.

4.4.

No Default.  Buyer is not in default under the terms of any contract, agreement, lease, license, or understanding described herein, and no condition or event has occurred which, after notice, the passage of time, or otherwise, would constitute a default under or breach of any such terms, which would affect Buyer’s ability to complete the transactions contemplated hereunder.  Buyer is not aware of any condition that will result in a default under any such terms and prohibit Buyer from consummating the transactions contemplated hereunder.

4.5.

Compliance with Laws.  Buyer has complied in all material respects with all laws, regulations, and orders which may affect Buyer’s ability to purchase the Real Property and is not in default under or in violation of any provision of any federal, state, local or city order, rule, regulation or law affecting Buyer’s ability to purchase the Real Property.

4.6.

No Litigation.  There is no equitable, legal, or administrative suit, action, arbitration, or other proceedings pending or threatened against or affecting Buyer, which may affect Buyer’s ability to purchase the Real Property.

Seller represents and warrants to, and covenants with, Buyer as follows:

4.7.

Authority of Seller.  The execution, delivery, and consummation of this Agreement by Seller has been duly approved in accordance with applicable law and any documents or instruments governing Seller.  The execution, delivery, and consummation of this Agreement by Seller will not, with the passage of time, the giving of notice, or otherwise, cause Seller to be in violation or breach of any law, regulation, contract, agreement, or other restriction to or by which Seller or the Real Property is subject or bound.

4.8.

Consents.  Except as disclosed in writing to Buyer prior to the Closing, no approval or consent of any person, firm, or other entity is required to be obtained by Seller to permit Seller to consummate the transactions contemplated by this Agreement.

4.9.

Property Ownership.  Seller owns and possesses all right, title, and interest in and to the Real Property free and clear of all covenants, conditions, easements, liens, and encumbrances.

4.10.

Material Misstatement or Omissions. No representation or warranty made by Seller in this Agreement or in any document or agreement furnished in connection with this       Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact necessary to make the statements not misleading.

4.11.

No Default.  Seller is not in default under the terms of any contract, agreement, lease, license, or understanding described herein, and no condition or event has occurred which, after notice, the passage of time, or otherwise, would constitute a default under or breach of any such terms.  Seller is not aware of any condition that will result in a default under any such terms.

4.12.

Compliance with Laws.  Seller has complied in all material respects with all laws, regulations, and orders affecting the Real Property and is not in default under or in violation of any provision of any federal, state, local or city order, rule, regulation or law.  In addition, the Real Property and the uses conducted on the Real Property are in compliance with all applicable building, fire, safety, subdivision, and zoning ordinances, laws, codes, and regulations.

4.13.

No Litigation.  There is no equitable, legal, or administrative suit, action, arbitration, or other proceedings pending or threatened against or affecting Seller or the Real Property.

5.

HAZARDOUS SUBSTANCES.

5.1.

Definitions.  The terms “hazardous substance,” “release,” and “removal” shall have the definition and meaning as set forth in Title 42 U.S. C. § 9601 (or the corresponding provision of any future law); provided, however that the term “hazardous substance” shall include “hazardous waste” as defined in Title 42 U.S.C. § 6903 (or the corresponding provision of any future law) and “petroleum” as defined in Title 42 U.S.C. § 6991 (or the corresponding provision of any future law).  The term “superfund” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, Title 42 U.S.C. §§ 9601, et seq. (or the corresponding provision of any future law) and any similar statute, ordinance, rule or regulation of any state or local legislature, agency or body.  The term “underground storage tank” shall have the definition and meaning as set forth in Title 42 U.S.C. § 6991 (or the corresponding provision of any future law).

5.2.

Representations and Warranties.  Seller represents and warrants to, and covenants with, Buyer that:

5.2.1.

the Real Property is not contaminated with any hazardous substance,

5.2.2.

the Seller has not caused and will not cause the release of any hazardous substances on the Real Property,

5.2.3.

the Seller has conducted a diligent investigation and inquiry, and to the best of the Seller’s knowledge, there has never occurred a release of hazardous substances on the Real Property,

5.2.4.

the Real Property is not subject to any pending, threatened, or likely federal, state, or local “superfund” lien, proceedings, claim, liability, or action for the cleanup, removal, or remediation of any hazardous substance from the Real Property,

5.2.5.

no other real property owned or controlled by the Seller or in which the Seller has any legal, equitable, or other interest is subject to any pending, threatened, or likely federal, state, or local “superfund” lien, proceedings, claim, liability, or action for the cleanup, removal, or remediation of any hazardous substance from such property,

5.2.6.

there is no asbestos on the Real Property,

5.2.7.

there are no underground or above ground storage tanks on the Real Property,

5.2.8.

by acquiring the Real Property, the Buyer will not incur or be subject to any “superfund” liability for the cleanup, removal, or remediation of any hazardous substance from the Real Property,

5.2.9.

by acquiring the Real Property, the Buyer will not incur or be subject to any liability, cost, or expense for the removal of any asbestos or underground storage tank from the Real Property, and

5.2.10.

the Real Property and the uses conducted on the Real Property are in compliance with all applicable environmental laws, codes, and regulations, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

Seller will defend, indemnify, and hold Buyer harmless from any claim or liability arising from the breach of any warranty set forth in this Section including liability arising from the presence of any hazardous substance on the Real Property prior to or on Closing.

6.

CONDITIONS PRECEDENT TO CLOSING.

6.1.

Conditions Precedent to Obligations of Buyer.  The obligations of Buyer under this Agreement are, at Buyer’s option, subject to the satisfaction of the following conditions:

6.1.1.

Representations and Warranties True.  The representations and warranties of Seller are true, complete, and accurate as of the date of this Agreement and as of the date of Closing as if made as of such date.

6.1.2.

Covenants Performed.  Seller has performed all obligations, covenants, and agreements to be performed prior to Closing as set forth in this Agreement.

6.1.3.

Title Policy.  The Title Company is prepared to issue a Title Policy and any endorsements required by Buyer upon Closing in accordance with the provisions of Section 1.4.3 and 1.4.4.

6.1.4.

Execution and Delivery of Documents.  Seller (and others where required) shall have executed and delivered to the Closing Agent the following:  (i) all bills of sale, assignments, and other instruments of transfer in such form as Buyer shall reasonably request; (ii) the Warranty Deed; and (iii) any and all other documents necessary for Closing which are consistent with the terms and conditions of this Agreement.

6.1.5.

Public Record Searches.  Buyer shall have received tax lien and litigation searches, fictitious business statement filings, notices, or other similar documents that Buyer may require in order to reflect, perfect, or protect the interests of Buyer in the Real Property and to fully consummate all of the transactions contemplated under this Agreement.

6.1.6.

Approvals.  Buyer approves and accepts the information disclosed in the documents and material delivered to Buyer by Seller under all sections of this Agreement.

6.1.7.

I.R.C. Affidavit.  Seller delivers to Buyer an affidavit executed by Seller under penalty of perjury that (i)complies with Internal Revenue Code Section 1445(b)(2), or the corresponding provision of any future law, (ii)provides Seller’s United States taxpayer identification number, and (iii)states that Seller is not a foreign person.

6.1.8.

Appraisal.  The Buyer obtains, at the Buyer’s sole cost, an appraisal of the Real Property indicating that the fair market value of the Real Property is not less than the Purchase Price.

6.1.9.

Waive Condition.  Buyer may waive, as a condition precedent to Closing, compliance with the conditions set forth in Section 5.1 above.  However, waiver of compliance for purposes of Closing shall not waive or diminish any right of Buyer to recover damages or enforce other available rights by reason of noncompliance by Seller with any representation, warranty, or covenant of Seller set forth in this Agreement.

6.2.

Conditions Precedent to Obligations of Seller.  The obligations of Seller under this Agreement are, at Seller’s option, subject to the satisfaction of the following conditions:

6.2.1.

Representations and Warranties True.  The representations and warranties of Buyer are true, complete, and accurate as of the date of this Agreement and as of the date of Closing as if made as of such date.

6.2.2.

Covenants Performed.  Buyer has performed all obligations, covenants, and agreements to be performed prior to Closing as set forth in this Agreement.

6.2.3.

Purchase Price.  The Escrow Agent shall be in receipt of the Purchase Price and any consideration due to Seller at Closing as provided in this Agreement, and be prepared to deliver the same to Seller subject to the terms of this Agreement.

6.2.4.

Waiving Conditions Precedent to Closing.  Seller may waive, as a condition precedent to Closing, compliance with the conditions set forth in Section 5.2 above.  However, waiver of compliance for purposes of Closing shall not waive or diminish any right of Seller to recover damages or enforce other available rights by reason of noncompliance by Buyer with any representation, warranty, or covenant of Buyer set forth in this Agreement.

7.

CLOSING.

7.1.

  Time, Date and Place of Closing.  Closing shall be at the offices of the Escrow Agent, at such date and time as the Buyer and Seller may select provided closing is to occur no later than November 30, 2009 or such other date as the parties mutually agree upon.  Seller shall have the right to extend the Closing Date for up to an additional sixty (60) days, whether to obtain the release of the Real Property from the current UCC financing statements as detailed in the title commitment dated November 4, 2009 or otherwise. (“Closing”).

7.2.

  Escrow Agent Closing Instructions.  Buyer and Seller shall execute and deliver to the Escrow Agent closing instructions on the form generally provided by the Escrow Agent with such modifications as are reasonably made by the Parties.

8.

GENERAL PROVISIONS.

7.1

Tax Deferred Exchange.  Buyer and Seller acknowledge that either party may wish to structure this transaction as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code.  Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that:  (i) the cooperating party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs incurred with respect to the exchange; (ii) no substitution of the effectuating party shall release said party from any of its obligations, warranties, or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor; (iii) the effectuation party shall give the cooperating party at least five (5) business days’ prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow; (iv) the effectuating party shall be responsible for preparing all additional agreements, documents, and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense; and (v) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction arising by reason of the cooperating party’s performance of the acts required hereby.

7.2

Cure Period.  Unless another period or no period to cure the breach of a provision of this Agreement is expressly provided, the parties shall have ten (10) days after notice from the other party to cure any breach of this Agreement, provided no cure period shall extend beyond the Closing date.

7.3

Notices.  All notices, claims, requests and other communications (“Notices”) under this Agreement (i) shall be in writing, and (ii) shall be addressed or delivered to the relevant address set forth in Section 8 below or at such other address as shall be given in writing by a party to the other.  Notices complying with the provisions of this Section shall be deemed to have been delivered (i) upon the date of delivery if delivered in person, or (ii) on the date of the postmark on the return receipt if deposited in the United States Mail, with postage prepaid for certified or registered mail, return receipt requested.

7.4

Attorney Fees and Costs.  The parties agree that if a party is in default under this Agreement, then such party shall pay to the other party (i) reasonable attorney fees and other costs and expenses incurred by the non-defaulting party after default and referral to an attorney, (ii) reasonable attorney fees and other costs and expenses incurred by the non-defaulting party in any settlement negotiations, and (iii) reasonable attorney fees and other costs and expenses incurred by the non-defaulting party in preparing for and prosecuting any suit or action (“Collection Costs”).  Collection Costs shall be immediately due and payable.

7.5

Broker Fees.  Except as disclosed in writing by Buyer and/or Seller prior to Closing and agreed to in writing by the Parties, neither of the Parties are obligated to pay any fee or commission to any broker, finder, or intermediary for or on account of the transaction contemplated by this Agreement.  Buyer hereby indemnifies and agrees to hold Seller harmless from any loss, inability, damage, cost or expense (including reasonable attorneys’ fees) resulting from Buyer’s breach of this representation and warranty made herein.  Seller also indemnifies and agrees to hold Buyer harmless from any loss, inability, damage, cost or expense (including reasonable attorneys’ fees) resulting from Seller’s breach of this representation and warranty.

7.6

Governing Law, Jurisdiction, and Venue.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Idaho.  The parties agree that the courts of Idaho shall have exclusive jurisdiction and agree that Owyhee County is the proper venue.

7.7

Time of the Essence.  Time is of the essence with respect to the obligations to be performed under this Agreement.

7.8

Rights Cumulative.  Except as expressly provided in this Agreement, and to the extent permitted by law, any remedies described in this Agreement are cumulative and not alternative to any other remedies available at law or in equity.

7.9

Nonwaiver of Remedies.  The failure or neglect of a party to enforce any remedy available by reason of the failure of the other party to observe or perform a term or condition set forth in this Agreement shall not constitute a waiver of such term or condition.  A waiver by a party (i) shall not affect any term or condition other than the one specified in such waiver, and (ii) shall waive a specified term or condition only for the time and in a manner specifically stated in the waiver.

7.10

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, and personal representatives.  Notwithstanding anything herein to the contrary, Buyer may assign all or any portion of its rights and obligations under this Agreement.

7.11

Entire Agreement.  All Exhibits and Schedules to this Agreement constitute a part of this Agreement.  This Agreement, together with the accompanying Schedules and Exhibits, constitutes the entire agreement among the parties and supersedes all prior memoranda, correspondence, conversations, and negotiations.

7.12

Severability.  The invalidity of any portion of this Agreement, as determined by a court of competent jurisdiction, shall not affect the validity of any other portion of this Agreement.

7.13

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instruments.

7.14

Survival of Representations, Warranties, and Covenants.  All representations, warranties, and covenants of Seller set forth in this Agreement shall survive Closing and shall survive the recording of the Warranty Deed.

7.15

Escrow Cancellation Charges.  If the Escrow fails to close because of Buyer’s default, Buyer will be liable for any escrow and title commitment cancellation charges by Escrow Agent.  If the Escrow fails to close because of Seller’s default, Seller will be liable for any such cancellation charges by Escrow Agent.  If the Escrow fails to close through no fault of either Seller or Buyer, any such cancellation charges by Escrow Agent shall be divided equally between Seller and Buyer.

7.16

Additional Acts.  The parties agree to execute promptly all other documents and perform all other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

7.17

Business Days.  If this Agreement requires any act to be done or action to be taken on a date which is not a Business Day, that act or action will be deemed to have been validly done or taken if done or taken on the next succeeding Business Day.

7.18

Construction.  This Agreement is the result of negotiations between the parties, neither of whom has acted under any duress or compulsion, whether legal, economic or otherwise.  Accordingly, the terms and provisions of this Agreement must be construed in accordance with their usual and customary meanings.  Seller and Buyer hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared the executed Agreement or any earlier draft of this Agreement.

8.

SIGNATURES.

BUYER

SELLER

SILVER FALCON MINING, INC., a

JOYCE LIVESTOCK COMPANY,

Delaware corporation

LIMITED PARTNERSHIP, an Idaho

limited partnership

By: Pierre Quilliam, President

By:Paul Nettleton, General Partner

Address:

Address:

7322 Manatee Ave., West #299

14568 Joyce Ranch Rd.

Bradenton, FL  34209

Murphy, Idaho  83650